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Exhibit 99.1


    CELL PATHWAYS SUBMITS NEW DRUG APPLICATION FOR APTOSYNTM(TM) (EXISULIND)
                      TO TREAT RARE PRE-CANCEROUS CONDITION

         HORSHAM, PA (AUGUST 26, 1999): Cell Pathways, Inc. (Nasdaq: CLPA) today announced the submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for Aptosyn(TM) (exisulind), the company's lead drug candidate. (Aptosyn(TM) was formerly known as Prevatac(TM)). The company is seeking marketing approval of exisulind for the treatment of adenomatous polyposis coli ("APC"); a rare disease that puts those afflicted at high risk of developing colon cancer. Exisulind is an orally active drug that is designed to trigger cell death by apoptosis in abnormal precancerous and cancerous cells without the toxicities associated with conventional chemotherapeutic agents.

         "We are excited to announce the submission of our first NDA for Aptosyn," said Robert J. Towarnicki, chief executive officer of Cell Pathways. "This important milestone caps a significant five-year clinical effort on the part of our employees, our clinical investigators and their patients."

CLINICAL TRIALS IN APC

         Cell Pathways has been developing Aptosyn(TM) (exisulind) in human clinical trials since the beginning of 1994. If approved by the FDA for marketing, Aptosyn could provide the first non-surgical treatment option to individuals with APC.

         The NDA submission is based upon significant outcomes achieved in two pivotal clinical trials in which Aptosyn(TM) (exisulind) impeded the progression of the disease in APC patients. In the patient group targeted by the Company's Phase III trial, Aptosyn demonstrated a clinically and statistically significant reduction in new polyp formation when compared to placebo. In a Phase I/II trial funded by the National Cancer Institute, Aptosyn demonstrated a clinically and statistically significant dose response at six months; and, over periods ranging from six months to thirty months, this study and its extensions continued to demonstrate clinically and statistically significant differences in the mean change in number of polyps between dose groups. Regressing polyps showed substantial increases in the rate of apoptosis, while the rate of apoptosis in nearby normal tissue was unchanged, confirming a selective induction of apoptosis in neoplastic tissue without affecting normal cells. The Company plans to submit additional data requested by the FDA later this year.

         In July 1998, the FDA designated Aptosyn(TM) (exisulind) a Fast Track Product for which the FDA would take appropriate actions to expedite development and review. The agency awarded that designation because APC is a serious and potentially life-threatening condition for which there is currently an unmet medical need. Aptosyn also received Orphan Drug Designation from the FDA in 1994 as a treatment for APC.

         APC is characterized by the development of hundreds to thousands of adenomatous polyps in the colon that, if left untreated, will invariably progress to colon cancer. Most APC patients have a substantial portion of their large intestine removed by the age of 20, greatly altering their quality of life. Those who retain colorectal tissue continue to develop adenomatous polyps, are monitored by endoscopy two to four times each year, and have polyps removed at many of these examinations.


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         Cell Pathways decided to change the trademark to be used with the drug to Aptosyn after meeting with the FDA, which suggested the change in name.


ON-GOING CLINICAL RESEARCH

         Cell Pathways currently has two selective apoptotic antineoplastic drugs ("SAANDs") in clinical trials. These compounds inhibit a cyclic GMP phosphodiesterase and induce apoptosis (programmed cell death), but do not produce the side effects normally associated with traditional chemotherapeutic agents. SAANDs compounds also do not inhibit cyclooxygenase (COX) or produce the gastric and renal toxicities reported to be associated with the COX inhibitors and other NSAIDs. Aptosyn(TM) (exisulind) continues in trials involving prostate, breast and lung cancers, Barrett's Esophagus and sporadic colonic polyps. CP-461, a compound with higher apoptotic potency which will be targeted for cancer indications, recently achieved high blood levels and good tolerability in a Phase Ia trial. For additional information on Cell Pathways, Inc., visit the Company's website at http://www.cellpathways.com.

Certain statements made herein, and oral statements made in respect hereof, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors, the absence of approved products; history of operating losses; early stage of development; the costs, delays and uncertainties inherent in basic pharmaceutical research, drug development, clinical trials and the regulatory approval process, with respect to both the Company's current product candidates and its future product candidates, if any; dependence on development of exisulind; the limitations on, or absence of, the predictive value of data obtained in laboratory tests, animal models and human clinical trials when planning additional steps in product development; the uncertainty of obtaining regulatory approval, including uncertainty of approval of the NDA submitted for exisulind for APC; the timing and scope of any approval which might be received for any compound for any indication in the future; acceptance by providers of healthcare reimbursement; the validity, scope and enforceability of patents; the actions of competitors; dependence upon third parties; product liability; the need for further financing; and other risks detailed in Cell Pathways, Inc. reports filed from time to time under the Securities Act of 1933 and/or the Securities Exchange Act of 1934, including the sections entitled "Business" and "Risk Factors" in the Company's report on Form 10-K for the year ended December 31, 1998. Given these uncertainties, current and prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company undertakes no obligation to update or revise the statements made herein or the factors which may relate thereto.



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